Exhibit 5.01

November 23, 2004

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94304

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-117934) filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2004, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 28,651,324 shares of your common stock (the “Shares”) issued or issuable under the Company’s 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3) (the “Stock Plans”), which the Company is offering to rescind. As your legal counsel, we have examined and relied upon the Registration Statement, the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Stock Plans.

It is our opinion that, if, as and when the Shares have been issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Stock Plans and pursuant to the agreements which accompany such stock plans, the Shares will be duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the offering circular constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati